Exhibit 99.1

Contacts:	Lawrence P. Ward, CEO Margaret Torres, CFO 805-369-5200	NEWS RELEASE

Ron Oliveira Joins Heritage Oaks Bancorp as EVP Chief Operating Officer/Chief Credit Officer

Paso Robles, CA – July 22, 2009 – Heritage Oaks Bancorp, (NASDAQ: HEOP), the parent company of Heritage Oaks Bank, today announced that Ronald  Oliveira has joined the bank as Executive Vice President and Chief Operating Officer/Chief Credit Officer.  Oliveira will oversee all operations, lending, mortgage originations and sales, and branch network operations.

“Ron brings with him over 27 years of banking experience to Heritage Oaks and I am thrilled to have someone with his background joining our organization,” stated Lawrence P. Ward, President and CEO.  “Most impressive is Ron’s emphasis on a customer driven organization, his extensive and varied experience in all facets of banking and his entrepreneurial endeavors.  Additionally, Ron will lead Heritage Oaks' efforts to develop a true sales culture and expand on our fine service capabilities.”

Most recently, Oliveira held the position of Senior Vice President at Rabobank.  Prior to that, Oliveira was Chairman at Equipoint Financial Services, a $2 billion diversified Real Estate banking institution.  Previously, Oliveira was Senior Vice President, Community Banking Division at Union Bank and was responsible for multi-state retail, small business, and branch banking network for the West Coast and Pacific Rim region.

Additional organizational changes include Paul Tognazzini transitioning from Chief Credit Officer to EVP of Agricultural Lending, where he will be taking on the role of expanding agricultural lending in the Bank’s primary market area of San Luis Obispo and Santa Barbara Counties.  Craig Heyl, EVP/Client Delivery, announced plans to retire in December.  He will be stepping down from his EVP Client Delivery role and will focus the balance of his time concentrating on strategic projects within the Bank.

About the Company
Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank which operates as Heritage Oaks Bank and Business First, a division of Heritage Oaks Bank.  Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton, San Miguel and Morro Bay and three branch offices in Santa Maria.  Heritage Oaks Bank conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County.  The Business First division has two branch offices in Santa Barbara. visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

Statements concerning future performance, developments or events, expectations for growth, income forecasts, sales activity for collateral, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties.  Actual results may differ materially from stated expectations.  Specific factors include, but are not limited to the ability to successfully integrate the operations of Business First National Bank, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank’s operations, interest rates and financial policies of the United States government, the ongoing financial crisis in the United States, and the response of the federal and state government and our regulators thereto and general economic conditions.  Additional information on these and other factors that could affect financial results are included in Heritage Oaks Bancorp’s Securities and Exchange Commission filings.  If any of these risks or uncertainties materialize or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Heritage Oaks Bancorp’s results could differ materially from those expressed in, implied or projected by such forward-looking statements.  Heritage Oaks Bancorp assumes no obligation to update such forward-looking statements.

NOTE:  Transmitted on Globe Newswire Prime Newswire on July 22, 2009 at 1:00 p.m. PST.